Exhibit 5.1

November 4, 2025

Actelis Networks, Inc.

4039 Clipper Court

Fremont, CA 94538

Re: Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Actelis Networks, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration of an aggregate of 14,711,737 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), under the Company’s registration statement on Form S-1, including the prospectus constituting a part thereof (the “Registration Statement”), being filed by the Company with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended.

Of the Shares, (i) 10,000,000 Shares (the “Purchase Shares”) are reserved for future issuance pursuant to the that certain Common Stock Purchase Agreement, dated as of September 27, 2025, by and between the Company and White Lion (the “ELOC Purchase Agreement”), (ii) 1,200,000 shares of Shares are issuable to White Lion as commitment shares under the ELOC Purchase Agreement (the “Commitment Shares”),(iii) 871,766 shares of Common Stock (the “PIPE Shares”, and, together with the Purchase Shares and the Commitment Shares, the “Shares”) were issued to White Lion pursuant to a Stock Purchase Agreement, dated as of September 27, 2025, by and between the Company and White Lion (the “PIPE Purchase Agreement”) entered into in connection with a private placement of the Company’s securities which took place concurrent to the establishment of the equity line of credit and (iv) 2,639,971 shares of Common Stock issuable upon exercise of Pre-Funded Warrants issued to White Lion pursuant to the PIPE Purchase Agreement (the “Warrants”).

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares. For purposes of rendering this opinion, we have examined the Registration Statement, forms of the Amended and Restated  Certificate of Incorporation, as further amended to date (the “Certificate of Incorporation”), and the Amended and Restated By-laws of the Company currently in effect, the ELOC Purchase Agreement, the PIPE Purchase Agreement, and the resolutions of the Board of Directors of the Company relating to the authorization and issuance of the Shares, and the authorization and approval of the ELOC Purchase Agreement, the PIPE Purchase Agreement and the transactions contemplated thereby (the “Resolutions”), and we have made such other investigations as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently verified the matters set forth in such certificates.

We have assumed (i) that the specific sale of the Purchase Shares and the Commitment Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) that that the sale and issuance of the Shares will not exceed (a) the authorized number of shares of Common Stock set forth in the Certificate of Incorporation, and (b) the aggregate amount of Shares authorized for offer, sale and issuance by the Resolutions. We express no opinion herein as to the laws of any state or jurisdiction other than the DGCL and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that Shares, when sold and issued against payment therefor in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable. Further, we are of the opinion that the Warrant Shares have been duly authorized and, when issued by the Company upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or any changes in applicable law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP
GREENBERG TRAURIG, LLP